Exhibit 99.1

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News Release

For Immediate Release	For Further Information, Contact:
May 18, 2021	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES STRATEGIC FULFILLMENT CENTER NEAR LOUISVILLE KENTUCKY

The deal marks the seventh investment in the logistics sector within the past year

(LOUISVILLE, KY) - Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired 900 Patrol Road, a 100%-leased e-commerce fulfillment center just north of downtown Louisville. A centrally located logistics hub, Louisville is home to UPS Worldport, three interstate highways and two class-one railroads.
“This facility benefits from enviable access to large U.S. population centers and the relative scarcity of developable land across the Louisville MSA,” said Will Renner, managing director at Hines. “We see Louisville as a key market for our continued industrial activity across the Midwest, with roughly 100 million people reachable within a nine-hour drive.”
Omar Thowfeek, Hines Global’s managing director of investments, said: “Hines Global continues to be bullish on the industrial sector and welcomes the addition of 900 Patrol Road to our portfolio. This mission-critical e-commerce facility provides us exposure to a large majority of the Midwest, supported by access to major highway arterials and a deep labor pool.”
Hines Global is diversified by geography and real estate asset class, with a focus on resilient sectors and markets. Inclusive of this acquisition, the portfolio currently holds 15 industrial assets, which make up half its overall value of $2 billion. Its industrial allocation spans the United States, Netherlands, United Kingdom, Poland, Germany and Spain.
    Hines has been investing and developing in the industrial real estate sector since 1957 with 333 projects in 13 countries. Globally, the firm has acquired 42 million square feet of space and developed 47 million square feet (with 10.9 million square feet of projects currently in design or under development) in the industrial sector.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 240 cities in 27 countries. Hines oversees a portfolio of assets under management valued at approximately $160.9 billion,¹ including $81.7 billion in assets under management for which Hines serves as investment manager, and $79.2 billion representing more than 172.9 million square feet of assets for which Hines provides third-party property-level services. Historically, Hines has developed, redeveloped or acquired approximately 1,450 properties, totaling over 485 million square feet. The firm has more than 180 developments currently underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world.
1Includes both the global Hines organization as well as RIA AUM as of December 31, 2020.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the value to be generated by the fulfillment center, future expansion of Hines Global’s worldwide logistics portfolio, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the fulfillment center, the tenant remaining committed to its lease obligations and continuing to pay rent in a timely manner, Hines Global being able to locate and close on additional opportunities to invest in logistics assets, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.